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June 26, 1998



Jeffery H. Boyd, Esq.
34 Brookridge Drive
Greenwich, CT  06830

Dear Jeff:

This letter will confirm our decision regarding certain additional compensation arrangements with Oxford Health Plans, Inc. (the "Corporation") and clarify our interpretation of your Employment Agreement relating to your roles and responsibilities as General Counsel of the Corporation.

On March 30, 1998, the Corporation granted you an additional 200,000 options to acquire common stock of the Corporation, under the terms and conditions of the Corporation's 1991 Stock Option Plan. In addition, the Corporation has hired Jon Richardson to act as Special Counsel to the Chief Executive Officer and expects to hire Robert Moses as an officer and health care counsel reporting to you. Mr. Richardson's duties are described in the chart provided to you.

By this letter, the Corporation and you acknowledge and agree that from and after January 1, 1999, such changes shall not give you "Good Reason" (as defined in your employment agreement with the Corporation, dated as of August 14, 1998, and amended as of February 23, 1998) to terminate your employment with the Corporation. At any time prior to January 1, 1999, you may exercise your rights under Section 6 (h) (i) of the Employment Agreement by providing written notice to the Corporation and Good Reason shall be deemed to exist notwithstanding anything contained in the proviso to the definition of Good Reason contained in
Section 6 (d) of the Employment Agreement. If there are any changes after
January 1, 1999, in the formal duties of Mr. Richardson or Mr. Moses, or in the duties in fact performed by them, which constitute a diminution in the duties of the General Counsel, you shall be entitled to rely on the "Good Reason"
provision of your Employment Agreement at such time in accordance with its terms.
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Jeffery H. Boyd, Esq.                                                    Page  2


We also agree that during the Term (as defined in the Employment Agreement) of the Employment Agreement and thereafter, the Corporation shall continue to provide you with no less favorable director and officer indemnification and insurance coverage than such coverage in effect from time to time for the directors and officers of the Corporation, subject to the availability of such insurance at a reasonable cost to the Corporation, and provided further that such director and officer insurance need not be provided for a period longer than 6 years following your Date of Termination (also as defined in your Employment Agreement).

Sincerely,


Norman C. Payson
Chief Executive Officer



Agreed and Accepted:


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Jeffery H. Boyd
Date: